UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 3, 2015

REGADO BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35953	03-0422069
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

106 Allen Road, 4th Floor, Basking Ridge, New Jersey	07920
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 580-2100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of R. Don Elsey

On January 3, 2015, R. Don Elsey notified Regado Biosciences, Inc., or the Company, that he will resign as the Company’s Senior Vice President, Finance and Chief Financial Officer, effective February 6, 2015.

In connection with his resignation as Company’s Senior Vice President, Finance and Chief Financial Officer, the Company and Mr. Elsey plan to enter into a consulting agreement and a separation agreement pursuant to which Mr. Elsey will continue to provide services to the Company and to act as the Company’s principal accounting and financial officer from the effective date of his resignation through the earlier of May 31, 2015 or the Company’s consummation of certain material corporate transactions, unless earlier terminated or extended. Pursuant to these agreements , the Company will agree to pay Mr. Elsey $75,000 in cash on or about February 14, 2015 subject to Mr. Elsey’s execution and non-revocation of the separation agreement and completion and filing of the Company’s proxy statement and its annual report on Form 10-K by such date. These agreements will also provide that, subject to and upon successful completion of certain material corporate transactions during the term of his consulting relationship, the Company will agree to pay Mr. Elsey an additional $50,000 in cash. Additionally, these agreements will provide for acceleration of the vesting of Mr. Elsey’s January 2015 stock option grant such that it is fully vested upon the consummation of such material corporate transaction, and extend the post-termination exercise period of all vested stock options held by Mr. Elsey to twelve months following the last day of his service as a consultant with the Company. In addition, the Company shall permit Mr. Elsey to continue vesting under all stock options held by him during the time that he continues to provide services to the Company as a consultant under the consulting agreement. Under these agreements, Mr. Elsey will release the Company, its stockholders, affiliates, officers, directors, employees, agents and others from any claims arising prior to the date that Mr. Elsey signs the applicable agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGADO BIOSCIENCES, INC.

By:	/s/ Michael A. Metzger
Name:	Michael A. Metzger
Title:	Chief Executive Officer, President and Chief Operating Officer

Date: January 8, 2015